Exhibit 10.15

UNSECURED PROMISSORY NOTE

Effective Date:
Scheduled Closing Date (as defined below)	$300,000

Estrella Biopharma, Inc., a Delaware corporation (the “Maker”), hereby promises to pay to Hongbin Zhang, a US citizen (the “Holder”), the aggregate principal amount of $300,000, together with interest thereon calculated from the Effective Date in accordance with the provisions of this Unsecured Promissory Note (this “Note”). TradeUP Acquisition Corp., a Delaware corporation (“TradeUP”), consents to the issuance of this Note and agrees that this Note will be an obligation of the Combined Company (as defined below) resulting from the Merger.

1. Interest. Simple interest shall accrue on a daily basis (based on a 365 / 366 day year) from the Effective Date on the principal amount of this Note outstanding from time to time at the rate of 12% per annum until the outstanding principal amount of this Note has been repaid in full.

2. Payment of Principal and Interest.

(a) Maturity Date. The Maker shall pay the aggregate principal amount of this Note to the Holder, together with all accrued and unpaid interest, on the date that is 30 days after the Effective Date (the “Maturity Date”), unless the Maker elects to repay the Note earlier pursuant to Section 2(b) or the Note is cancelled pursuant to Section 3.

(b) Optional Prepayments. The Maker may, at any time and from time to time, prepay all or any portion of the outstanding principal amount and/or accrued and unpaid interest outstanding on this Note. In the event of any such prepayment, the interest shall be prorated based on the actual number of days elapsed since the Effective Date or the last payment date, whichever is later.

3. Funding and Cancellation. The Holder shall wire the principal amount of this Note to the account specified by the Maker by the date that is one day before the Scheduled Closing Date (as defined below). This Note is effective upon and contingent upon the closing of the Merger. In the event the closing of the Merger does not occur within five (5) business days of the Scheduled Closing Date, this Note shall be automatically cancelled and the Maker shall promptly (but not later than two (2) business days thereafter) return the principal amount of this Note to the Holder.

4. Merger. The Maker has entered into the Agreement and Plan of Merger, dated as of September 30, 2022 (as amended from time to time, the “Merger Agreement”), by and among TradeUP, Tradeup Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of TradeUP (“Merger Sub”), and Estrella Biopharma, Inc., a Delaware corporation, pursuant to which Merger Sub will merge with and into Estrella, with Estrella surviving as a wholly-owned subsidiary of TradeUP (the “Merger”), which will be renamed Estrella Immunopharma, Inc. (the “Combined Company”). The closing of the Merger is scheduled for September 29, 2023 (the “Scheduled Closing Date”). The Maker hereby agrees that this Note will be payable by the Combined Company and that the name and address of the Maker as set forth in this Note will be deemed to be amended accordingly. Except as expressly provided in this paragraph, all other terms and conditions of this Note shall remain unchanged and in full force and effect.

5. Default. Each of the following is a “Default” under this Note: (a) the failure of Maker to timely make any payment to Holder under this Note when required; (b) the commencement of a proceeding against Maker for dissolution or liquidation, the voluntary or involuntary termination or dissolution of Maker and (c) the insolvency of, the appointment of a custodian, trustee, liquidator or receiver for or for any property of, the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor’s relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against Maker.

6. Remedies Upon Default Upon any Default, the entire balance outstanding under this Note shall, at the option of Holder, become due and payable upon written notice from the Holder. Holder shall have all rights and remedies available at law or in equity with respect to a default by the Maker.

7. Assignment by Holder; Replacement; Cancellation.

(a) Assignment. Holder may not sell, transfer, assign, negotiate, pledge or otherwise dispose of the Note without the prior written consent of the Maker, which consent may be withheld in the Maker’s sole discretion

(b) Replacement. Upon receipt of evidence reasonably satisfactory to the Maker of the ownership and the loss, theft, destruction or mutilation of the Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Maker, or, in the case of any such mutilation, upon the surrender of the Note to the Maker at its principal office, the Maker shall (at its expense) execute and deliver, in lieu thereof, a new Note representing the same rights represented by such lost, stolen, destroyed or mutilated Note and dated so that there will be no loss of interest on such Note.

(c) Cancellation. After all principal and accrued interest owed on this Note have been paid in full, this Note shall be surrendered to the Maker for cancellation. Holder shall, at any time and from time to time, upon the request of the Maker acknowledge the amount required to pay off this Note in full as of a date certain.

8. Place of Payment. Payments of principal, interest, and other amounts in respect of this Note shall be delivered to the Holder at such address (including bank account address) as specified by prior written notice to the Maker signed by the Holder. All amounts payable under this Note shall be paid in U.S. currency.

9. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a business day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

10. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Note and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Note, even though under their jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11. Amendment and Waiver. The provisions of this Note may be amended, modified or waived in writing only by the Maker and the Holder.

12. Non-Waiver. Holder’s failure to exercise any option or any other right under this Note is not a waiver of that right or option, and will not bar Holder’s exercise of any options or rights at a later date. All rights and remedies of Holder are cumulative and may be pursued singly, successively or together, at Holder’s option. Holder’s acceptance of any partial payment is not a waiver of any default or of any of Holder’s rights under this Note. Any waiver of Holder’s rights and any modification of this Note must be in writing and duly signed on behalf of Holder; any such waiver shall apply only to the specific instance involved, and will not impair the rights of Holder or the obligations of Maker to Holder in any other respect or at any other time.

13. Partial Invalidity. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision of this Note and the invalidity or unenforceability of any provision of this Note to any person or circumstance shall not affect the enforceability or validity of such provision to any other persons or circumstances.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Maker has executed and delivered this Unsecured Promissory Note on the Date of Issuance.

Hongbin Zhang

By:	/s/ Hongbin Zhang

ESTRELLA BIOPHARMA, INC.

By:	/s/ Peter Xu
Name:	Peter Xu
Title:	Chief Financial Officer

Accepted and agreed:

TRADEUP ACQUISITION CORP.

By:	/s/ Weiguang Yang
Name:	Weiguang Yang
Title:	Co-Chief Executive Officer

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